Exhibit 10.2

THIS NOTE AND THE INDEBTEDNESS EVIDENCED HEREBY ARE SUBJECT TO THE SUBORDINATION AGREEMENT, DATED AS OF JANUARY 24, 2008, AMONG BANK OF AMERICA, N.A., CATTERTON PARTNERS VI, L.P., RESTORATION HARDWARE, INC. AND THE MICHAELS FURNITURE COMPANY, INC.

SUBORDINATED UNSECURED PIK PROMISSORY NOTE

$20,625,000.00	New York, New York
January 24, 2008

RESTORATION HARDWARE, INC., a Delaware corporation (the “Obligor”), hereby promises to pay to the order of CATTERTON PARTNERS VI, L.P., a Delaware limited partnership (together with any permitted transferee of this Subordinated Note, the “Holder”), on December 30, 2012 (the “Maturity Date”) the principal amount of TWENTY MILLION SIX HUNDRED TWENTY-FIVE THOUSAND DOLLARS ($20,625,000.00) in lawful money of the United States of America.

1. Interest. The outstanding principal amount of this Subordinated Note shall bear interest, for each day from the date of this Subordinated Note until its principal amount is paid in full, at a rate per annum equal to (i) from the date hereof through and including December 31, 2008, 8% and (ii) thereafter, 15%. Interest will be payable in arrears on each January 15, April 15, July 15 and October 15, commencing on April 15, 2008 (each such date being referred to herein as an “Interest Payment Date”). All interest shall be computed on the basis of a 360-day year and paid for the actual number of days elapsed. Notwithstanding any provision in this Note to the contrary, through the Maturity Date, in lieu of paying in cash the interest accrued to any Interest Payment Date, any accrued but unpaid interest shall be capitalized and added as of such Interest Payment Date to the principal amount of this Note (the “PIK Amount”). Such PIK Amount shall bear interest from the applicable Interest Payment Date at the same rate per annum and be payable in the same manner as in the case of the original principal amount of this Note and shall otherwise be treated as principal of this Note for all purposes. From and after each Interest Payment Date, the principal amount of this Note shall, without further action on the part of the Obligor or the Holder be deemed to be increased by the PIK Amount so capitalized and added to principal in accordance with the provisions hereof.

2. Payments. Except for payments of PIK Amount payments that are to be paid in kind as provided in Section 1 above, all other payments of principal or interest on this Subordinated Note shall be made in immediately available funds to such account of the Holder as the Holder may designate in writing. If any payment hereunder becomes due and payable on a day other than a business day, the due date thereof shall be extended to the next succeeding business day.

3. Optional Redemption. At any time, the Obligor may redeem all or any part of this Subordinated Note at a redemption price equal to 100% of the principal amount redeemed plus all interest accrued and unpaid through the redemption date.

4. Mandatory Redemption. If a Change of Control occurs, the Obligor shall redeem this Subordinated Note in full at a redemption price equal to 100% of the principal amount plus all interest accrued and unpaid through the redemption date. Notwithstanding the foregoing, by the terms of that certain letter agreement dated as of the date hereof (the “Side Letter”) between the Obligor, the Holder and Home Holdings, LLC (“Parent”) the Note may be exchanged for common equity securities of Parent upon a Change of Control of the Obligor resulting from the acquisition of Obligor by Parent. A “Change of Control” shall mean the occurrence of any of the following:

(i) the direct or indirect sale, lease, transfer, conveyance or other disposition, in one or a series of transactions, of all or substantially all of the properties or assets of the Obligor and its subsidiaries taken as a whole; or

(ii) the occurrence of any “Change in Control” as defined in the Eighth Amended and Restated Loan and Security Agreement, dated June 19, 2006 (the “Loan and Security Agreement”), among Bank of America, N.A., The CIT Group/Business Credit, Inc., Wells Fargo Retail Finance, LLC, the lenders from time to time party thereto, the Obligor and The Michaels Furniture Company, Inc., but without giving effect to the amendment of or waiver or consent with respect to such definition contemplated by the waiver and consent letter, dated November 7, 2007, among the parties to the Loan and Security Agreement, and without giving effect to any amendment, waiver or other modification to such definition after the date hereof unless consented to for purposes of this Subordinated Note by the Holder. For the avoidance of doubt, consummation of the Merger (as defined in the Agreement and Plan of Merger, dated as of November 8, 2007, as amended (the “Merger Agreement”), by and among the Obligor, Home Holdings, LLC and Home Merger Sub, Inc.) shall constitute a “Change in Control” for purposes of this note.

5. Acceleration. If the Obligor shall suffer the appointment of a receiver, trustee, custodian or similar fiduciary, or shall make an assignment for the benefit of creditors, or any petition for an order for relief shall be filed by or against the Obligor under the federal bankruptcy laws (if against the Obligor the continuation of such proceeding for more than 30 days), or the Obligor shall make any offer of settlement, extension or composition to its unsecured creditors generally, then all amounts owing hereunder shall automatically become due and payable without declaration, notice or demand by the Holder.

6. Entire Agreement. Each of the Obligor and the Holder confirms that this Subordinated Note, together with that certain Subordination Agreement, dated as of January 24, 2008 (the “Subordination Agreement”), among Bank of America, N.A., Catterton Partners VI, L.P., Obligor and The Michaels Furniture Company, Inc., and the Side Letter, constitutes the entire contract among the parties relating to the subject matter hereof and supersedes any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

7. Severability. Any provision of this Subordinated Note that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8. Successors and Assigns. All covenants and agreements of the Obligor and the Holder under this Subordinated Note shall be binding on the Obligor and the Holder and inure to the benefit of their respective successors and assigns. Neither this Subordinated Note nor any interest therein shall be transferred or assigned by the Obligor. Neither this Subordinated Note nor any interest therein shall be transferred or assigned by the Holder without the prior written consent of the Obligor except to (a) an affiliate of Catterton Partners VI, L.P. or (b) a person or entity listed on Schedule 1 hereto; provided, that, in the case of each of (a) and (b), any permitted assignee of the Note in whole or in part shall acquire the rights of the Holder under this

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Note subject to all limitations and rights contained in this Note including any defenses to payment or claims against the original Holder in connection with this Note and subject to the terms of the Side Letter (any permitted assignee shall agree to be bound by the terms of the Side Letter as a condition to any assignment of any interest in the Note, in whole or in part).

9. Amendments. No amendment, supplement, waiver or other modification to this Subordinated Note shall be effective without the prior written consent of the Obligor and the Holder.

10. Jury Waiver. The parties hereto waive trial by jury in any action brought on or with respect to this Subordinated Note or any other document executed in connection herewith or therewith.

11. Governing Law. THIS SUBORDINATED NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

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RESTORATION HARDWARE, INC.

By:	/s/ Chris Newman
Name:	Chris Newman
Title:	Chief Financial Officer

[Signature Page to the Subordinated Unsecured PIK Promissory Note]

Acknowledged and Agreed:

CATTERTON PARTNERS VI, L.P.

By:	/s/ J. Michael Chu
Name:	J. Michael Chu
Title:

[Signature Page to the Subordinated Unsecured PIK Promissory Note]

Schedule 1: Permitted Transferees

Bank of America Capital Investors and its affiliates

Auda Private Equity LLC and its affiliates